Second Quarter Fiscal 2017 Earnings Prepared Comments
Ashland released results for the quarter ended March 31, 2017, at approximately 5 p.m. EDT today. These results are preliminary until we file our Form 10-Q with the Securities and Exchange Commission (SEC). A copy of the news release, a slide presentation and these prepared remarks have been furnished to the SEC in a Form 8-K. These prepared remarks should be read in conjunction with the slide presentation and news release.

We will host a conference call and webcast on Wednesday, April 26, 2017, at 9 a.m. EDT to discuss these results.

Slide 2: Forward Looking Statements, Regulation G: Adjusted Results
Our remarks include forward-looking statements, as such term is defined under U.S. securities law.

We believe any such statements are based on reasonable assumptions, but cannot assure that such expectations will be achieved.

Please also note that we will be discussing adjusted results in this presentation. We believe this enhances understanding of our performance by more accurately reflecting our ongoing business.

Slide 3: Highlights
Ashland’s overall financial performance in the second quarter reflected progress in a number of key areas as we continue working toward our 2017 plan. Within Ashland Specialty Ingredients, the team delivered volume growth of 4 percent and sales growth of 3 percent, with good gains in consumer end markets. In addition, the team maintained good cost discipline and initiated several price increases which partially offset the negative impact from higher-than-expected raw material costs and foreign currency during the quarter. Within Ashland Performance Materials, Composites volume grew 5 percent, while Intermediates and Solvents (I&S) volume rose 21 percent amid continued price recovery in butanediol. Meanwhile, the Valvoline team reported good gains in lubricant gallons and sales. For additional information on Valvoline results, please refer to the Valvoline Inc. second-quarter earnings release dated April 25, 2017, and earnings conference call.

Ashland reported GAAP earnings from continuing operations attributable to Ashland of $1.42 per diluted share compared to earnings of $1.38 per diluted share in the year-ago period. During the quarter, the only key item of costs associated with the Valvoline separation amounted to $0.29 per diluted share.

After adjusting for key items, earnings per share from continuing operations attributable to Ashland were $1.71 versus $1.83 in the year-ago period. The decline was due to several factors including: 1.) lower earnings at APM resulting from lower year-over-year butanediol (BDO) pricing and higher raw material costs within Composites, and 2.) Valvoline earnings attributable to Ashland’s non-controlling interest. These items were partially offset by increased operating income from both ASI and Corporate.

During the month of April, Ashland signed a definitive agreement to acquire New Jersey-based Pharmachem Laboratories, Inc., a leading provider of quality ingredients to the global health and wellness industries and high-value differentiated products to fragrance and flavor houses. With annual revenues of approximately $300 million and 14 manufacturing facilities in the United States and Mexico, Pharmachem develops, manufactures and supplies custom and branded nutritional and fragrance products. The acquisition is subject to customary regulatory approvals and closing conditions and is expected to close before the end of the June quarter.

Slide 4: Consolidated Income Statement
On September 28, 2016, we successfully completed the Valvoline Inc. initial public offering (IPO). Ashland currently owns an approximately 83% controlling interest in Valvoline. Valvoline’s second-quarter results are consolidated into Ashland’s results for the fiscal second quarter. The net income of $13 million, or $0.21 per year-ago diluted share, and adjusted EBITDA of $24 million attributable to Ashland’s non-controlling interest in Valvoline are excluded from both net income attributable to Ashland and from adjusted EBITDA for the quarter, respectively.

On April 25, 2017, Ashland announced that its board of directors approved the distribution of all its remaining interest in Valvoline to Ashland stockholders and has determined the approximate distribution ratio, record date and distribution date for the final separation. Please refer to Ashland’s news release dated April 25, 2017 for more information on the final separation and share distribution.

Beginning with the June quarter, nearly all of Valvoline’s results for all historical periods, including the June quarter, will be reclassified into Ashland discontinued operations.

Slide 5: Key Items Affecting Income
One key item had a net unfavorable impact on EPS from continuing operations of $0.29 in the second quarter. This item was $19 million of after-tax costs related to the Valvoline separation.

The year-ago quarter included three key items with a net unfavorable impact on EPS from continuing operations of $0.45.

Excluding intangible amortization, adjusted EPS would have been $0.22 higher or $1.93 per diluted share.

Slide 6: Adjusted Results Summary

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Slide 7: Ashland Specialty Ingredients – Adjusted Results Summary
Ashland Specialty Ingredients (ASI) Second-Quarter Performance Summary
ASI reported sales growth of 3 percent, to $544 million, and volume growth of 4 percent, driven by increased demand for Ashland’s value-added products sold into the Consumer Specialties and Industrial Specialties end markets. This volume growth was offset by higher raw material costs and the strengthening dollar, the combined impact from which exceeded Ashland’s original estimate for the second quarter. As a result, adjusted EBITDA of $127 million was flat with the prior-year period.

Consumer Specialties sales and volumes each grew by 2 percent compared to the prior-year period. Within Consumer Specialties, the Personal Care team generated volume growth across all end markets. In pharma, sales of our leading excipients remained strong, although overall volume was down due to mix optimization actions. Meanwhile, Industrial Specialties drove solid gains across all end markets, delivering total year-over-year sales and volume growth of 3 percent and 5 percent, respectively.

Outlook
Amid the larger-than-expected negative impact of raw material cost and currency that emerged in the second quarter, the ASI team is continuing to take action to offset these costs through cost discipline and commercial excellence initiatives such as value-based pricing. For the third quarter, ASI sales are expected to be in the range of $535-$565 million. Adjusted EBITDA in the third quarter is expected to be in the range of $123-$133 million, versus $128 million in the year-ago quarter.

We anticipate closing the Pharmachem acquisition in the June quarter. With the addition of Pharmachem’s related income, we now expect ASI’s adjusted EBITDA for fiscal 2017 to be in the range of $485-$500 million, despite the impact from raw material inflation and foreign currency. The outlook for ASI’s adjusted EBITDA excludes any Pharmachem-related earnings in the third quarter, but includes an estimated $10-$15 million from Pharmachem in the fourth quarter.

Slide 8: Ashland Performance Materials – Adjusted Results Summary
Ashland Performance Materials (APM) Second-Quarter Performance Summary
APM reported sales of $262 million for the second quarter, a 10 percent increase from prior year. Adjusted EBITDA was $23 million, consistent with the outlook provided at the beginning of the quarter as solid volume growth in Composites and I&S partially offset the impact of higher raw-material costs.

The Composites team generated volume growth of 5 percent during the quarter, driven by solid demand from customers in North America and China. Prices for key raw materials – namely styrene – continued to rise early in the quarter, and were exacerbated by a force majeure at a large styrene supplier in North America. This unexpected event led to higher-than-anticipated margin compression for the quarter. The commercial team was able to recover some of these costs via pass-through pricing and, as a result, Composites sales increased by 10 percent versus prior year.

Earlier this month, Ashland announced it has made a binding offer to acquire a composites resin manufacturing facility in Etain, France, from Reichhold Holdings International B.V. The facility manufactures unsaturated polyester resins (UPR) used in a variety of end markets, including transportation and construction. The transaction, which is expected to be completed by the end of June, is a unique opportunity to strengthen Ashland’s cost competitiveness and position in the European composites market at a highly attractive price, and with very compelling terms and conditions.

The I&S team grew volume by 21 percent and sales by 8 percent, as improved demand was offset by substantially lower selling prices. I&S earnings were well below the prior year as BDO pricing, though recovering, remains below a year ago. However, APM continues to see the impact of recent BDO price increases announced by Ashland and other global producers.

Outlook
For the third quarter of fiscal 2017, APM expects sales to be in the range of $260-$280 million. Adjusted EBITDA is expected to be in the range of $27-$33 million, versus $30 million in the year-ago period, and reflects the impact of price increases offsetting raw material inflation. For fiscal 2017, APM is raising its outlook for adjusted EBITDA to a range of $100-$110 million reflecting positive price and volume in both Composites and I&S.

Slide 9: Fiscal Second Quarter 2017 – Corporate Items
Corporate income
Ashland generated adjusted corporate operating income of $6 million during the second quarter, primarily composed of $17 million of pension and other post-retirement plan related income partially offset by $4 million of environmental expense for divested businesses and other legacy costs.

During the third quarter of fiscal 2017, Ashland expects corporate operating expense in the range of $7-$9 million, composed primarily of environmental expense related to divested businesses. For fiscal 2017, excluding Valvoline, Ashland continues to expect adjusted corporate operating expense of $30-$35 million, composed primarily of environmental expense related to divested businesses.

Net interest expense
Net interest expense in the quarter totaled $38 million, consistent with the expectation of $37-$40 million due to lower debt balances.

During the third quarter of fiscal 2017, Ashland expects net interest expense in the range of $31-$34 million. For fiscal 2017, excluding Valvoline, Ashland now expects net interest expense of $125-$135 million, reflecting increased bank debt associated with the acquisition of Pharmachem.

Effective tax rate
Ashland’s effective tax rate for quarter, after adjusting for key items, was 24 percent. This was below the company’s previous estimate of 28-29 percent due to discrete items and income mix. For the third quarter of fiscal 2017, Ashland expects an annual effective tax rate, after adjusting for key items, of 10-15 percent, reflecting Ashland’s global business platform and separation from Valvoline.

Trade working capital
Trade working capital for the quarter was 23 percent of sales.

Capital expenditures
Capital expenditures were $61 million during the quarter, compared to $50 million in the prior-year period. Excluding Valvoline, Ashland continues to expect capex for fiscal 2017 to be in the range of $205-$215 million.

Operating cash flow
Operating cash flow during the quarter was $50 million compared to $184 million in the prior-year period. The reduction is due primarily to a combination of increased receivables, income taxes and Valvoline separation payments.

Free cash flow
Free cash flow during the quarter was an outflow of $11 million versus an inflow of $134 million in the prior-year period. The reduction is due primarily to a combination of increased receivables, income taxes and Valvoline separation payments.

Excluding Valvoline, Ashland now expects free cash flow in the range of $90-$100 million during fiscal 2017 reflecting increased sales and raw material inflation. This includes $60-$70 million of one-time separation and severance-related payments.

Liquidity
Ashland’s liquidity position remains very strong. At the quarter end, excluding Valvoline, Ashland had approximately $1.3 billion of available liquidity, including $470 million in cash. The majority of this cash is held outside the US.

Diluted share count
For adjusted EPS purposes, we expect weighted average diluted share count to be approximately 64 million shares for the third fiscal quarter of 2017.

End of Prepared Remarks